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                                                                     EXHIBIT 8.2



                     [LETTERHEAD OF DAVIS POLK & WARDWELL]


                               [FORM OF OPINION]



                                  212-450-4000



                                          [Effective Time]



Echlin Inc.


100 Double Beach Road


Branford, Connecticut 06405



Ladies and Gentlemen:



     We have acted as counsel for Echlin Corporation, a Connecticut corporation ("ECHLIN"), in connection with the merger ("MERGER") of Echo Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of Dana Corporation, a Virginia corporation ("DANA"), with and into Echlin pursuant to an Agreement and Plan of Merger dated as of May [ ], 1998 ("AGREEMENT")(1) among Echlin, Dana and Echo Acquisition Corp. Under the Agreement each issued and outstanding Company Common Stock(2) will be converted into the right to receive Dana Common Stock.



     In that connection, you have requested our opinion regarding certain federal income tax consequences of the Merger. In providing our opinion, we have examined the Agreement, the Joint Proxy Statement dated May [ ], 1998 (the "Joint Proxy Statement"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Agreement and (ii) the representations made to us by Dana and
Echlin in their respective letters to us dated [     ], 1998 and [     ], 1998,
which were delivered to us for purposes of this opinion, are accurate and complete.



     Based upon the foregoing, in our opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and accordingly, (i) no gain or loss will be recognized by the stockholders of Echlin upon their exchange of Company Common Stock for Dana Common Stock under
Section 354 of the Code (except to the extent that a stockholder receives cash in lieu of fractional shares) and (ii) the aggregate tax basis of the Dana Common Stock received by stockholders who exchange all of their Company Common Stock solely for Dana Common Stock in the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefore (reduced by any amount allocable to a fractional share interest in lieu of which cash is received).



     We are the members of the Bar of the State of New York. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, and the statements contained in the letters from Dana and Echlin referred to above, which we have assumed to be true and complete as of the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents is, or later becomes, inaccurate, or if any of the statements contained in the letters from Dana or Echlin referred to above are, or later become, inaccurate or incomplete. Finally, our opinions are limited to the tax matters specifically covered hereby, and


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     (1) References contained in this opinion to the Agreement include each document attached as an exhibit or annex.



     (2) Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

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we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.



     We are furnishing this opinion solely to you in connection with the transactions contemplated by the Agreements, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our prior written consent.



     We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement, including any post-effective amendments thereof. In addition, we consent to the reference to us under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Joint Proxy Statement, dated as of May [ ], 1998. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                          Very truly yours,